Allianz Variable Insurance Products Trust (the Trust)

Securities Transactions Executed During the Existence of an Underwriting Syndicate
(Pursuant to Section 10(f) of the Investment Company
Act of 1940 and Rule 10f-3 Thereunder)

As of the Quarter Ending: June 30, 2017

Transaction Information
Name of Purchasing Fund:AZL Enhanced Bond Index Fund

Name of Issuer:	NISOURCE FINANCE CORPORATION (2027)

Cusip/Sedol/ISIN of Security Purchased:	65473QBE2

Date of Transaction:	5/11/2017
Date Offering Commenced:	5/11/2017
Purchase Price/Unit:	$99.984
Underwriting Commission, Spread or Profit:	0.65%

Name of Underwriter from whom Purchased:
J.P. Morgan Securities LLC

Name of Affiliated Underwriter in syndicate (include page of term sheet listing syndicate members):
PNC Capital Markets LLC

# of Shares/Par Amount of Purchase in Fund:	2515000

Principal Amount of Purchase in Fund:	$251,459,760

Aggregate Principal Amount of Purchase:	$125,000,000

Principal Amount of Total Offering:
	$1,000,000,000
Conditions of 10f-3 Eligible Transaction

1) Timing and Price:	The securities are purchased
prior to the end of the first day on which any sales
are made, at a price that is not more than the price
paid by each other purchaser of securities in that
offering or in any concurrent offering of the
securities (except, in the case of an Eligible
Foreign Offering, for any rights to purchase that are
required by law to be granted to existing security
holders of the issuer), provided, however, that if
the securities are offered for subscription upon
exercise of rights, the securities shall be purchased
on or before the fourth day preceding the day on
which the rights offering terminates.	YES X	NO

2.a.) Security Type:	Registered Public Offering:
The securities are part of an issue which is
registered under the 1933 Act that is being offered
to the public;	YES X	NO

2.b.) Security Type:	Government Securities
Offering: The securities are part of an issue of
government securities, as defined in section 2(a)(16)
of the 1940 Act;	YES	NO X

2.c.) Security Type:	Eligible Municipal Securities:
The securities are municipal securities, as defined
in section 3(a)(29) of the 1934 Act, that are
sufficiently liquid that they can be sold at or near
their carrying value within a reasonably short period
of time and either are subject to no greater than
moderate credit risk, or if the issuer of the
municipal securities, or the entity supplying the
revenues or other payments from which the issue is to
be paid, has been in continuous operation for less
than three years, including the operation of any
predecessors, the securities are subject to a minimal
or low amount of credit risk.	YES	NO X

2.d.) Security Type:	Eligible Foreign Offering:
The securities are offered publicly under the laws of
a country other than the United States, that meets
the following conditions: (i) The offering is subject
to regulation by a foreign financial regulatory
authority, as defined in section 2(a)(50) of the 1940
Act, in the country in which the public offering
occurs; (ii) the securities are offered at a fixed
price to all purchasers in the offering (except for
any rights to purchase securities that are required
by law to be granted to existing security holders of
the issuer); (iii) financial statements, prepared and
audited in accordance with standards required or
permitted by the appropriate foreign financial
regulatory authority in the country in which the
public offering occurs, for the two years prior to
the offering, are made available to the public and
prospective purchasers in connection with the
offering; and (iv) If the issuer is a Domestic
Issuer, it meets the following conditions: (a) It has
a class of securities registered pursuant to section
12(b) or 12(g) of the 1934 Act or is required to file
reports pursuant to section15(d) of the 1934 Act; and
(b) it has filed all the material required to be
filed pursuant to section 13(a) or 15(d) of the 1934
Act for a period of at least twelve months
immediately preceding the sale of securities (or for
such shorter period that the issuer was required to
file such material).	YES	NO X

2.e.) Security Type:	Eligible Rule 144A Offering:
The securities are being offered in a transaction
that meets the following conditions: (i) the
securities are offered or sold in transactions exempt
from registration under section 4(2) of the 1933 Act,
rule 144A thereunder, or rules 501-508 thereunder;
(ii) the securities are sold to persons that the
seller and any person acting on behalf of the seller
reasonably believe to include qualified institutional
buyers, as defined in Rule 144A(a)(1); and (iii) the
seller and any person acting on behalf of the seller
reasonably believe that the securities are eligible
for resale to other qualified institutional buyers
	YES	NO X

3) Continuous Operation: 	If the securities to be
purchased are part of an issue registered under the
1933 Act that is being offered to the public, are
government securities, or are purchased pursuant to
an Eligible Foreign Offering or an Eligible Rule 144A
Offering, the issuer of the securities must have been
in continuous operation for not less than three
years, including the operations of any predecessors.
	YES X	NO

4) Firm Commitment Underwriting: 	The securities are
offered pursuant to an underwriting or similar
agreement under which the underwriters are committed
to purchase all of the securities being offered,
except those purchased by others pursuant to a rights
offering, if the underwriters purchase any of the
securities.	YES X	NO

5) Reasonable Commission: 	The commission, spread or
profit received or to be received by the principal
underwriters is reasonable and fair compared to the
commission, spread or profit received by other such
persons in connection with the underwriting of
similar securities being sold during a comparable
period of time.	YES X	NO

6) Percentage Limit:  	The amount of such securities
of any class of such issue purchased by all of the
Portfolios and investment companies advised by the
Adviser did not exceed 25% of the principal amount of
the offering, if purchased in an offering other than
a Rule 144A Offering.  If purchased in a Rule 144A
Offering, 25% of the total of the principal amount of
the offering of such class sold by underwriters or
members of a selling syndicate to qualified
institutional buyers as defined in Rule 144(a)(1)
plus the principal amount of the offering of such
class in any concurrent public offering.  	YES X	NO

7) Prohibition of Certain Affiliate Transactions:
	The securities being offered were not purchased
directly or indirectly from an affiliate.  If the
purchase was made from an unaffiliated syndicate
manager, the affiliated underwriter did not benefit
directly or indirectly form the transaction, or in
the case of a purchase of eligible municipal
securities, the purchase was not designated as a
group sale or otherwise allocated to the account of
the affiliate.	YES X	NO




Signature of Compliance Manager

Gwen Fleming, Vice President - Portfolio Compliance

Name of Compliance Manager

7/18/2017
Date